Post Effective Amendment No. 8
                                                    to SEC File No. 70-7926

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-l
                                   DECLARATION
                                      UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC.("GPU")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054
                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19640
                  (Names of companies filing this statement and
                     address of principal executive offices)

                                    GPU, INC.
                                    ---------
          (Name of top registered holding company parent of applicants)

          T. G. Howson, Vice President and   Douglas E. Davidson, Esq.
            Treasurer                        Berlack, Israels & Liberman
          M. A. Nalewako, Secretary               LLP
          GPU Service, Inc.                  120 West 45th Street
          100 Interpace Parkway              New York, New York 10036
          Parsippany, New Jersey 07054
                                             W. Edwin Ogden, Esq.
          S. L. Guibord, Secretary           Ryan, Russell,  Ogden & Jersey
          Jersey Central Power &               Seltzer
          Light Company                      1100 Berkshire Boulevard
          Metropolitan Edison Company        P.O. Box 6219
          Pennsylvania Electric Company      Reading, Pennsylvania 19601-
          2800 Pottsville Pike                 0219
          Reading, Pennsylvania  19640
                                             Robert C. Gerlach, Esq.
                                             Ballard Spahr Andrews
                                               & Ingersoll
                                             1735 Market Street
                                             Philadelphia, Pennsylvania
                                             19103

          -----------------------------------------------------------------
                     (Names and addresses of agents for service)

               GPU, JCP&L, Met-Ed and  Penelec (the "GPU Companies") hereby post-effectively amend their Declaration on Form U-1, docketed in

          SEC File No. 70-7926, as follows:



               A.   By Order  dated October  26, 1994  (HCAR No.  35-26150)

          (the "Order"), the Commission, among other things, authorized (1)

          the GPU  Companies to  issue, sell  and renew  from time to  time through December  31, 1997 their  respective unsecured promissory notes ("Unsecured Promissory Notes"), maturing not more than nine months after  issuance, to  various commercial banks  pursuant to loan  participation arrangements  and  informal  lines of  credit

          ("Lines  of Credit") in amounts  up to the  limitations on short-

          term indebtedness contained in  their respective charters, and in the  case  of GPU,  up  to $200  million;  (2) JCP&L,  Met-Ed and

          Penelec to issue  and sell from time to time through December 31,

          1997  their unsecured  short-term promissory notes  as commercial paper ("Commercial Paper")  in amounts up to the limits permitted by  their respective charters;  (3) the  GPU Companies  to issue,

          sell and renew unsecured  promissory notes to lenders other  than commercial  banks,  insurance companies  or  similar institutions

          ("Other  Short-Term Debt") from time to time through December 31,

          1997 in amounts up to  the limitations on short-term indebtedness contained in their respective  charters and, in the case  of GPU,

          $200 million and  (4) the GPU Companies to issue,  sell and renew

          unsecured  promissory  notes  pursuant   to  a  revolving  credit

          agreement ("Credit  Agreement") up  to $250  million and, in  the case of  GPU,  $200 million  (borrowings under  Lines of  Credit,

          Commercial  Paper  and  Other  Short-Term  Debt are  collectively referred to as "Short-Term Borrowings").

               B.   By Supplemental Order dated July 17, 1996 (HCAR No.

          35-26544) (the "Supplemental Order"), the Commission, among other things, (1) authorized the GPU Companies to enter into an Amended and Restated Credit Agreement ("Restated Credit Agreement") which permits  borrowings  thereunder  through  May 6,  2001,  and  (2)

          increased  the amount  which GPU  may borrow  under the  Restated

          Credit  Agreement and  Short-Term Borrowings  to an  aggregate of

          $250 million.

               At  September 30,  1997, the  GPU Companies  had outstanding

          Short   Term  Borrowings   (in  millions)  (no   borrowings  were

          outstanding under the Restated Credit Agreement) as follows:


                    Lines of   Commercial  Other Short-
                     Credit      Paper     Term Debt      Total
                     ------      -----     ---------      -----

          GPU       $ 79.3     $  --         $ --          $ 79.3
          JCP&L      106.8        --           --           106.8
          Met-Ed      23.9      41.2           --            65.1
          Penelec     33.3      50.3           --            83.6
                      ----      ----                         ----
          Total     $243.3     $91.5         $ --          $334.8
                    ======     =====         ====          ======



               C.   At September 30, 1997, the charter limits of JCP&L, Met-Ed and Penelec would  have permitted them to have  maximum short-term indebtedness  outstanding  at  any  one  time  in  the  following amounts:

                 JCP&L      -   $289.5 million
                 Met-Ed     -   $132.1 million
                 Penelec    -   $151.2 million

               D.   Since  the  authorization pursuant  to  the Order  and

          Supplemental Order to issue, sell and renew Short-Term Borrowings expires  on December 31, 1997, the GPU Companies request that the period during which they may issue, sell and renew Short-Term

          Borrowings  be extended  to  December 31,  2000.   In  all  other

          respects,   the  transactions   remain   as  described   in   the

          Declaration, as amended.

               E.   GPU submits that all of  the criteria of Rules 53  and 54

          under the  Act  with respect  to  the proposed  transactions  are satisfied:

                  (i)    The average consolidated retained  earnings for GPU

                  and  its  subsidiaries, as  reported  for  the four  most

                  recent quarterly  periods in GPU's Annual  Report on Form

                  10-K  for the year ended  December 31, 1996 and Quarterly

                  Reports  on Form 10-Q  for the  quarters ended  March 31,

                  1997  and  June 30,  1997, as filed  under the Securities

                  Exchange Act of 1934, was approximately $2,142 million.

                  As  of June 30, 1997,  GPU had invested,  or committed to

                  invest,   directly  or   indirectly,   an  aggregate   of

                  approximately $242  million in  EWGs and $712  million in

                  FUCOs.   GPU's  aggregate investment  in EWGs  and FUCOs,

                  including   amounts  invested   pursuant  to   all  other

                  outstanding or pending authorizations to make investments

                  in EWGs or  FUCOs, will not at any  time exceed the "safe

                  harbor"  limitation  imposed  by  Rule 53  without  prior

                  Commission authorization.(1)

                  (ii)   GPU maintains books and records to identify

                  investments in, and  earnings from, each EWG  and FUCO in

                  which it directly or indirectly holds an interest.



          ----------

          1 GPU has filed with the Commission Post-Effective Amendments to its Application on Form U-1 in SEC File No. 70-8593 requesting authorization to increase this limitation to 100% of GPU's "consolidated retained earnings."

                  (A) For each United States EWG in which GPU directly

                  or indirectly holds an interest:

                       (1)  the books and records for such EWG will be

                  kept  in conformity  with  United  States  generally

                  accepted accounting principles ("GAAP");

                       (2)  the financial statements will  be prepared

                  in accordance with the GAAP; and

                       (3)  GPU directly or  through its  subsidiaries

                  undertakes to provide the  Commission access to such

                  books and records  and financial  statements as  the

                  Commission may request.

                  (B) For each FUCO or foreign EWG which is a

                  majority owned subsidiary of GPU:

                       (1)  the books and records for  such subsidiary

                  will be kept in accordance with GAAP;

                       (2)  the   financial    statements   for   such

                  subsidiary will be prepared in accordance with GAAP; and

                       (3)  GPU directly or  through its  subsidiaries

                  undertakes  to provide the Commission access to such

                  books  and  records  and  financial  statements,  or

                  copies  thereof in  English, as  the Commission  may

                  request.

                  (C) For each FUCO or foreign EWG in which GPU owns

                  50% or  less of the voting  securities, GPU directly

                  or  through its  subsidiaries  will proceed  in good

                  faith,   to   the   extent  reasonable   under   the

                  circumstances, to cause

                       (1)  such  entity to maintain books and records

                  in accordance with GAAP;

                       (2)  the financial statements of such entity to

                   be prepared in accordance with GAAP; and

                       (3)  access by the Commission to such books and

                   records and financial statements (or copies thereof)

                   in English as the Commission may request and, in any

                   event, GPU  will provide  the Commission  on request

                   copies of  such materials  as are made  available to

                   GPU and its subsidiaries.  If and to the extent that

                   such entity's books, records or financial statements

                   are  not maintained  in  accordance with  GAAP,  GPU

                   will, upon request  of the Commission,  describe and

                   quantify each material variation therefrom as and to

                   the extent  required by subparagraphs (a)  (2) (iii)

                   (A) and (a) (2) (iii) (B) of Rule 53.

              (iii) No more than 2% of GPU's domestic public utility

              subsidiary employees  will render any  services, directly

              or  indirectly, to any EWG and FUCO in which GPU directly

              or indirectly holds an interest.

              (iv) Copies of this Declaration on Form U-1 are being

              provided to the  New Jersey Board of Public Utilities and

              the  Pennsylvania  Public  Utility  Commission,  the only

              federal,  state  or   local  regulatory  agencies  having

              jurisdiction over  the  retail rates  of  GPU's  electric

              utility subsidiaries.(2)  In addition, GPU will submit to

          ----------

          2 Penelec is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

               each  such commission  copies  of any  Rule 24  certificates required hereunder, as  well as  a copy of  Item 9 of  GPU's

               Form U5S and Exhibits  H and I thereof (commencing  with the

               Form  U5S to  be filed  for the calendar  year in  which the authorization herein requested is granted).

               (v)  None  of the  provisions of  paragraph  (b) of  Rule 53 render  paragraph  (a)  of  that Rule  unavailable  for  the proposed transactions.

                       (A)  Neither GPU  nor any  subsidiary of GPU  is the

                  subject of any pending bankruptcy or similar proceeding.

                       (B) GPU's average consolidated retained earnings

                  for the four most recent quarterly periods  approximately

                  $2,142  million) represented an increase of approximately

                  $28 million (or approximately 1%) compared to the average

                  consolidated  retained  earnings  for the  previous  four

                  quarterly periods (approximately $2,114 million).

                       (C) GPU did not incur operating losses from direct

                  or  indirect investments  in EWGs  and FUCOs  in 1996  in

                  excess  of 5%  of  GPU's December  31, 1996  consolidated

                  retained earnings.

                  (vi) In accordance with Rule 54, the requirements of Rule

                  53(a), (b) and (c) are fulfilled.

               F.   The  estimated   fees,    commissions    and   expenses

          expected to be incurred  by the GPU Companies in  connection with the  proposed  transactions will  be  supplied  by further  post-

          effective amendment.

               G.   No state commission has  jurisdiction with respect to any

          aspect  of the  proposed transactions  and no  Federal commission other than  your Commission has jurisdiction with  respect to any respect thereof.

               H.   It is requested  that the Commission  issue an order

          with respect to  the transactions proposed herein at the earliest practicable  date but, in any  event not later  than December 15,

          1997.    It  is  further  requested  that  (i)  there  not  be  a

          recommended  decision by  an  Administrative Law  Judge or  other responsible officer of the Commission,  (ii) the Office of Public

          Utility Regulation be  permitted to assist in  the preparation of the Commission's  decision, and (iii) there be  no waiting period between  the issuance of the  Commission's order and  the date on which it is to become effective.

               I.   The  following exhibits and financial statements are

          filed in Item 6 thereof:

               (a)     Exhibits:

                       A-1(a)- Forms of unsecured promissory notes to be issued and sold under New Lines of Credit and Other Short-Term Debt -- incorporated by reference to Exhibit A-1, Declaration on Form U-1, SEC File No. 70-7926.

                       B -       None.
                       C -       None.
                       D -       None.
                       E -       None.

                       F-l(c)-   Opinion of Berlack, Israels & Liberman LLP --
                                 to   be   filed   by   further   post-effective
                                 amendment.
                       F-2(c)-   Opinion of Ryan, Russell,  Ogden & Seltzer --
                                 to   be   filed   by   further   post-effective
                                 amendment.
                       F-3(c)-   Opinion of Ballard  Spahr Andrews & Ingersoll
                                 --  to  be  filed  by  further   post-effective
                                 amendment.
                       G -       Charter    Restrictions    on    Unsecured
                                 Indebtedness -- incorporated by reference to Exhibit C, Declaration on Form U-l, SEC File No. 70-7926.

               (b)  Financial Statements:

                       l-A(c)-   GPU (Corporate) Balance Sheets,  actual and pro
                                 forma,  as at June 30, 1997,  and Statements of
                                 Income and  Retained  Earnings,  actual and pro
                                 forma,  for the  twelve  months  ended June 30,
                                 1997; pro forma journal  entries -- to be filed
                                 by further post-effective amendment.
                       l-B(c)-   GPU and  Subsidiary Companies Consolidated
                                 Balance Sheets, actual  and pro forma,  as
                                 at   June   30,  1997,   and  Consolidated
                                 Statements   of    Income   and   Retained
                                 Earnings,  actual and  pro forma,  for the
                                 twelve months ended  June  30,   1997; pro
                                 forma journal  entries --  to be  filed by
                                 further post-effective amendment.
                       l-C(c)-   JCP&L Balance Sheets,  actual and pro forma, as
                                 at June 30, 1997,  and Statements of Income and
                                 Retained  Earnings,  actual and pro forma,  for
                                 the  twelve  months  ended June 30,  1997;  pro
                                 forma journal entries -- to be filed by further
                                 post-effective amendment.
                       l-D(c)-   Met-Ed Consolidated Balance Sheets,  actual and
                                 pro   forma,   as  at  June   30,   1997,   and
                                 Consolidated  Statements of Income and Retained
                                 Earnings,  actual and pro forma, for the twelve
                                 months ended June 30, 1997;  pro forma  journal
                                 entries    --   to   be   filed   by    further
                                 post-effective amendment.
                       1-E(c)-   Penelec Consolidated Balance Sheets, actual and
                                 pro   forma,   as  at  June   30,   1994,   and
                                 Consolidated  Statements of Income and Retained
                                 Earnings,  actual and pro forma, for the twelve
                                 months ended June 30, 1997;  pro forma  journal
                                 entries    --   to   be   filed   by    further
                                 post-effective amendment.
                       2    -    Not Applicable.
                       3    -    Not Applicable.
                                 date  of  the  balance  sheets  which  are  not
                                 reflected   in  the  Notes  to  the   Financial
                                 Statements   --  to   be   filed   by   further
                                 post-effective amendment.


               J.  The proceeds from the issuance and sale of the unsecured promissory  notes  as proposed  herein will  be  used by  the GPU

          Companies  to finance their businesses.  As such, the issuance of an order by your Commission with  respect thereto is not a  major federal action  significantly affecting the quality  of the human environment.

               K.   No  Federal  agency  has  prepared  or  is  preparing  an

          environmental   impact  statement  with respect  to the  proposed

          transactions  which are the subject hereof.  Reference is made to paragraph G hereto regarding regulatory approvals with respect to the proposed transactions.

                                    SIGNATURE
                                    ---------


          PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY

          HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED THIS  STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY




                                 By:

                                     T.G. Howson
                                     Vice President and Treasurer



          Date:   October 27, 1997